Execution Copy

Exhibit 2.g.2
Investment Advisory Agreement
This Investment Advisory Agreement (this “Agreement”), dated as of December 18, 2013, is entered into by and between ACSF Funding I, LLC, a Delaware limited liability company (together with successors and assigns permitted hereunder, the “Company”), and American Capital ACSF Management, LLC, a Delaware limited liability company, as investment adviser (in such capacity, and, as applicable, including any successor appointed in accordance with the terms of this Agreement, the “Investment Adviser”), and for the limited purpose described in Section 22, American Capital Asset Management, LLC (the “Investment Adviser Parent”).
RECITALS:
The Company is party to that certain Credit Agreement dated as of the date hereof, among the Company, the Lenders from time to time parties thereto, Bank of America, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”).
The Company is party to that certain Security Agreement dated as of the date hereof, by and between the Company and the Administrative Agent (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Security Agreement”).
Pursuant to the Security Agreement, the Company has pledged the Collateral to the Administrative Agent as security for all Obligations.
The Investment Adviser has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:
1.Definitions.
All capitalized terms used herein and not otherwise expressly defined shall have the meanings set forth in the Credit Agreement, and if not otherwise defined therein, shall have the meanings set forth in the Security Agreement.
“Governing Instruments” shall mean, to the extent applicable under applicable Law (a) the memorandum, articles or certificate of incorporation or association and by-laws, in the case of a corporation, (b) the certificate of partnership and partnership agreement, in the case of a partnership, (c) the certificate of partnership and limited partnership agreement, in the case of a limited partnership or (d) the certificate or articles of formation or organization and limited liability company agreement or operating agreement, in the case of a limited liability company.
“Offer” means any tender offer, voluntary redemption, exchange offer, conversion or other similar action.

“Portfolio” means, collectively, all of the Collateral Assets, and other assets and property included in the Collateral.
“Proceedings” shall have the meaning set forth in Section 19 hereof.
2.    General Duties of the Investment Adviser.
Subject to and in accordance with the terms of the Loan Documents and the Sale Agreement, the Investment Adviser shall provide services to the Company as follows:
(a)    The Investment Adviser agrees to supervise and direct the investment and reinvestment of the Portfolio, and shall perform on behalf of the Company the duties that have been delegated to the Investment Adviser in this Agreement and pursuant to the Loan Documents and, to the extent necessary or appropriate to perform such duties, the Investment Adviser shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Company with respect thereto. The Investment Adviser shall comply with the terms and conditions of the Loan Documents, in its capacity as the Investment Adviser, or otherwise affecting the duties and functions that have been delegated to it thereunder and hereunder as the Investment Adviser and shall perform its obligations hereunder and thereunder in good faith and with reasonable care, using a degree of skill and attention no less than that which the Investment Adviser generally exercises with respect to assets comparable to the assets that it manages for itself and others, and in a manner which the Investment Adviser reasonably believes to be substantially consistent (in the aggregate) with practices and procedures followed by institutional managers of national standing relating to assets of the nature and character of the Portfolio, except as expressly provided otherwise in this Agreement and/or the Loan Documents. To the extent not inconsistent with the foregoing, the Investment Adviser shall follow its customary standards, policies and procedures in performing its duties under the Credit Agreement and hereunder (including those duties of the Company under the Credit Agreement which the Investment Adviser has agreed hereunder to perform on the Company’s behalf).
(b)    The Investment Adviser shall (i) select all Collateral Assets which shall be acquired by the Company in accordance with the Credit Agreement and pledged to the Administrative Agent pursuant to the Security Agreement and (ii) facilitate the acquisition, disposition and settlement of Portfolio by the Company in accordance with the Loan Documents and Sale Agreement, including the Delivery of Collateral in accordance with the Security Agreement.
(c)    The Investment Adviser shall monitor the Portfolio, on behalf of the Company, on an ongoing basis and shall provide or obtain all reports, schedules and other data which the Company is required to prepare, deliver or furnish under the Loan Documents, in the form and containing all information required thereby and on or before the date required under the Loan Documents, as applicable, and to deliver them to the parties entitled thereto under the Loan Documents, as applicable.
(d)    The Investment Adviser shall furnish requests for approvals of Collateral Assets, requests for Committed Loans and officer’s certificates as may be required under the Credit Agreement and the Security Agreement, and the Investment Adviser shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Company with respect thereto.
(e)    The Investment Adviser may, in its sole discretion, subject to and in accordance with the provisions of the Credit Agreement, the Security Agreement and this Agreement, take the following actions with respect to any Collateral Asset:
(i)    retain such Collateral Asset,

(ii)    dispose of such Collateral Asset in the open market or otherwise,
(iii)    acquire, as security for the Obligations in substitution for or in addition to any one or more Collateral Assets included in the Collateral, one or more additional Collateral Assets,
(iv)    if applicable, tender such Collateral Asset pursuant to an Offer,
(v)    if applicable, consent to any proposed amendment, extension, restatement, restructuring, modification or waiver pursuant to an Offer or otherwise,
(vi)    retain or dispose of any loans, securities or other property (if other than cash) received pursuant to an Offer,
(vii)    waive any default with respect to any Defaulted Obligation,
(viii)    vote to accelerate (or rescind the acceleration of) the maturity of any Defaulted Obligation,
(ix)    amend, waive, consent, or vote with respect to any Collateral Asset,
(x)    exercise any other rights or remedies with respect to any Collateral Asset, including without limitation, the negotiation of any workout or restructuring and the acceptance of any loan, security or other consideration issued in a plan of reorganization, bankruptcy or other proceeding, or take any other action consistent with the terms of the Credit Agreement,
(xi)    exercise any other rights or remedies with respect to any Collateral Asset;
(xii)    perform certain administrative and other actions on behalf of the Company as set forth in the Loan Documents or as otherwise agreed to by the Company and the Investment Adviser for the period and on the terms set forth in this Agreement.
(f)    Upon disposition of any Collateral Asset (or any Collateral Asset or other property received in exchange therefor) and upon receipt of scheduled payments, the Investment Adviser shall direct the Administrative Agent, as applicable, to apply the proceeds of such disposition or such scheduled payment (i) in accordance with the Credit Agreement, to the purchase of additional Collateral Assets, or (ii) as otherwise required or permitted by the Credit Agreement.
(g)    In the event that any vote is solicited with respect to any Collateral Asset, the Investment Adviser, on behalf of the Company, shall vote or refrain from voting with respect thereto in any manner permitted by the Credit Agreement or the Security Agreement that the Investment Adviser has determined in its reasonable judgment to be in the best interests of the Company. In addition, with respect to any Defaulted Obligation, the Investment Adviser, on behalf of the Company, may instruct the trustee, receiver, assignee, custodian, liquidator or sequestrator for the obligor in respect of such Defaulted Obligation to enforce the Company’s rights in any manner not prohibited by the Loan Documents that the Investment Adviser has determined in its commercially reasonable judgment to be in the best interests of the Company. In the event an Offer is made with respect to any Collateral Asset (or any loan, security or property received in exchange therefor), the Investment Adviser, on behalf of the Company, may take any action not prohibited by the Loan Documents and that the Investment Adviser has determined in its commercially reasonable judgment to be in the best interests of the Company.

(h)    The Investment Adviser shall cooperate with the Company in connection with the Company performing its obligations under the Loan Document with respect to providing information to the Administrative Agent, any Lender, the Collateral Administrator and the Assignor (as defined in the Sale Agreement), and any representative and agent thereof.
(i)    In connection with taking or omitting to take any action under the Credit Agreement, the Security Agreement or this Agreement, the Investment Adviser may consult with counsel, at the expense of the Company, and shall not be liable for any action (or inaction) taken (or not taken) in reliance in good faith on the advice of such counsel or any opinion of counsel selected in good faith and with reasonable care.
So long as any Obligations remain outstanding under the Loan Documents, (i) nothing in this Agreement, including any powers listed in this Section 2, shall be construed to allow the Company to, or to permit the Investment Adviser to cause or suffer the Company to, engage in any activity prohibited by the Loan Documents and (ii) the Investment Adviser shall not take any action that would reasonably be expected to cause the Company to breach its obligations regarding the Special Purpose Entity Requirements under the Loan Documents. Without limitation of the foregoing, the Investment Adviser shall not otherwise act as custodian or subcustodian with respect to any Collateral Assets. If the Investment Adviser receives any collections with respect to any Collateral Assets, it shall promptly return such collections received to the applicable obligor or paying agent and provide such obligor or paying agent with instructions to remit payment directly to the Collateral Account.
3.    Authorization to Act; Power of Attorney.
The Company hereby appoints and authorizes the Investment Adviser, and the Investment Adviser hereby agrees, on behalf of the Company, to take (or refrain from taking) each of the actions identified in Section 2 hereof (and the Investment Adviser shall have no obligation to perform any other duties under the Credit Agreement, the Security Agreement or otherwise), in each case, together with such other powers as are reasonably incidental to such appointment and authorization. In furtherance thereof, the Company hereby appoints and constitutes the Investment Adviser, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to carry out any actions and activities identified in Section 2, and to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Investment Adviser reasonably deems appropriate or necessary in connection with its duties under this Agreement.
4.    Covenants of the Investment Adviser.
(a)    The Investment Adviser agrees to comply with its obligations as expressly set forth in any provisions of any of the Loan Documents and this Agreement and consents to all of the provisions of any of the Loan Documents and this Agreement expressly relating to the Investment Adviser.
(b)    Unless otherwise specifically required by any provision of this Agreement, the Credit Agreement or any other Loan Document or by applicable law, the Investment Adviser shall, in connection with the purchase, sale and disposition of Collateral Assets and the entry into, modification or termination of its investment activities, comply with the provisions of the Loan Documents and this Agreement, and shall not take any action that would reasonably be expected to cause the Company to violate the terms of the Credit Agreement or any other Loan Document.
5.    Additional Activities of the Investment Adviser and its Affiliates.

(a)    Nothing herein shall prevent the Investment Adviser or any of its Affiliates from engaging in other businesses, or from rendering services of any kind to or having any other kind of relationship, with the Company and its Affiliates, the Administrative Agent, the Lenders, or any other Person to the extent permitted by applicable Law. Without limiting the generality of the foregoing, the Investment Adviser, its Affiliates and the respective controlling persons, directors, members, partners, managers, officers, employees, agents and other associated and related Persons of the Investment Adviser and its Affiliates may:
(i)    serve as directors (whether supervisory or managing), officers, managers, partners, employees, agents, nominees, signatories or in any other capacity for the Company or any issuer of any Collateral Asset or their respective Affiliates, to the extent permitted by their respective Governing Instruments, as from time to time amended, or by any resolutions duly adopted by such Person pursuant to their respective Governing Instruments; provided, that in the reasonable judgment of the Investment Adviser, such activity is not likely to have a material adverse effect on any Collateral Asset or the Company;
(ii)    receive fees for services of any nature rendered to any Lenders or the issuer of any Collateral Asset or their respective Affiliates; provided, that in the reasonable judgment of the Investment Adviser, such activity is not likely to have a material adverse effect on any Collateral Asset or the Company;
(iii)    subject to any applicable provisions in Section 6, sell any Collateral Asset to, or purchase or acquire any Collateral Asset from, the Company while acting in the capacity of principal or agent;
(iv)    be a secured or unsecured creditor of, or hold an equity interest in, or own or hold any loans, securities or other investments issued by, the Company or any issuer of any Collateral Asset or their respective Affiliates;
(v)    serve as a member of a “creditors’ committee” with respect to any Defaulted Obligation; and
(vi)    act as collateral manager, portfolio manager, investment adviser, investment manager and/or investment adviser or sub-adviser for Persons issuing securities backed by loans and other assets similar to the Portfolio, collateralized loan obligation vehicles, separately managed accounts, private funds or other pooled investment vehicles and other similar investment vehicles owned in whole or in part by any of the Investment Adviser, any Affiliate thereof or any nonaffiliated third party.
(b)    It is understood that the Investment Adviser and its Affiliates may engage in any other business and furnish asset management and advisory services to others, including any Lender or other Person which may have investment objectives or policies similar to those followed by the Investment Adviser with respect to the Portfolio and which may own loans, securities or other investments of the same class, or the same type, as the Portfolio or other loans, securities or other investments of the issuers of the Portfolio. The Investment Adviser and its Affiliates will be free, in their sole discretion, to make recommendations to others, or effect transactions on behalf of themselves or for others, which may be the same as or different from those recommendations given or transactions effected with respect to the Portfolio, or offer certain investments to clients, investment vehicles or accounts that it or they manage or advise concurrently with, in addition to or in lieu of offering those investments to the Company.
Unless the Investment Adviser determines in its reasonable judgment that such purchase or sale is appropriate, the Investment Adviser shall refrain from directing the purchase or sale hereunder of loans, securities or other investments issued by (i) Persons of which the Investment Adviser, its Affiliates or any of its or their officers, directors or employees are directors or officers or (ii) Persons for which the Investment Adviser or its Affiliates act as financial adviser or underwriter. Except as expressly required by the Loan Documents, the Investment Adviser shall not be obligated to pursue any particular investment strategy or opportunity with respect to the Portfolio.
6.    Portfolio Transactions; Brokerage; Conflicts of Interest.
(a)    The Investment Adviser shall use commercially reasonable efforts to obtain the best overall terms and best execution of all orders placed with respect to the Portfolio, considering all circumstances. Subject to the objective of obtaining best overall terms and best execution, the Investment Adviser may take into consideration research and other brokerage services furnished to the Investment Adviser or its Affiliates by brokers and dealers in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such services may be used by the Investment Adviser or its Affiliates in connection with its respective other advisory activities or investment operations. The Investment Adviser may aggregate sales and purchase orders of securities placed with respect to the Portfolio with similar orders being made simultaneously for other accounts managed by the Investment Adviser or with similar orders being made simultaneously for its proprietary accounts or accounts of its Affiliates if in the Investment Adviser’s reasonable judgment such aggregation shall not result in an overall economic loss to the Company. In assessing the best overall terms available for any purchase or sale of any Collateral Asset, the Investment Adviser will consider all factors it deems relevant including, but not limited to, the requirements of the Loan Documents and of this Agreement, the timing for such purchase or sale, the breadth of the market in the relevant security or loan, market conditions, price, the financial condition and execution capability of the broker or dealer. When any aggregate sales or purchase orders occur, the Investment Adviser (and any of its Affiliates involved in such transactions) shall allocate the executions among the accounts and shall execute or direct the execution of all such transactions in an equitable manner and in accordance with its standard practices. In addition to the foregoing and subject to the objective of obtaining best overall terms and best execution and to the extent permitted by applicable law and its internal policies, the Investment Adviser may, on behalf of the Company, acquire any and all of the Portfolio from, or sell Collateral Assets or other assets in the Portfolio to the Investment Adviser’s Affiliates.
(b)    In addition to the foregoing and subject to the objective of obtaining best prices and execution and to the extent permitted by applicable law and its internal policies, the Investment Adviser may, on behalf of the Company, direct the Collateral Administrator to acquire any and all of the Collateral Assets from the Assignor (as defined in the Sale Agreement) pursuant to the Sale Agreement.
(c)    The Investment Adviser shall not have authority to direct the Company to purchase or to sell any Collateral from or to the Investment Adviser or any of its Affiliates as principal, or from or to any other account, portfolio or person for which the Investment Adviser or any of its Affiliates serves as investment advisor, unless (i) the terms and conditions thereof are no less favorable to the Company as the terms it would obtain in a comparable arm’s length transaction with a non-Affiliate, (ii) the transactions are effected in accordance with all applicable Laws (including, without limitation, the Investment Advisers Act of 1940, as amended, and the rules thereunder (the “Advisers Act”)) and (iii) the transactions are exempt from the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, and such transfer is otherwise made in accordance with the Loan Documents and the Sale Agreement.
(d)    The Company hereby agrees that the Investment Adviser (or any Affiliated broker-dealer) shall be permitted to engage in agency cross transactions, as defined in Rule 206(3)-2 under the Advisers Act; provided (i) that the Investment Adviser complies with the requirements of such Rule, its internal policies and other applicable law and (ii) that, if and to the extent required by the Advisers Act, such authorization is terminable prior to the completion of such agency cross transaction at the Company’s option without penalty, such termination to be effective upon receipt by the Investment Adviser of written notice from the Company’s Board of Directors. The Company acknowledges that with respect to such agency cross transactions, the Investment Adviser (or any Affiliated broker-dealer) will act as broker for, receive commissions from, and have a potentially conflicting division of loyalties and responsibilities regarding the Company and the other party to the transaction. So long as the Investment Adviser and such broker satisfies its duties and obligations to the Company under this Agreement and applicable law, the Company hereby authorizes and consents to such broker engaging in such transactions and acting in such capacities.
(e)    The Investment Adviser and its Affiliates and their principals and associates may, and expect to, receive fees or other compensation from third parties for their activities, which fees will be for the benefit of their own account and not the Company, except as provided in Section 5(a)(ii) hereof in the case of fees received by the Investment Adviser and related to obligations included in the Collateral Assets. To the extent such fees are received by both the Investment Adviser and its Affiliates respecting investments in the same securities or in securities of the same or related issuers, the fees shall be allocated equitably among them as reasonably determined and in good faith by the Investment Adviser and the relevant Affiliates.
7.    Records.
The Investment Adviser shall maintain or cause to be maintained appropriate books of account and records relating to services performed hereunder, and such books of account and records relating to the Company’s business, financial condition, operations, assets and performance, shall be accessible for inspection by a representative of the Administrative Agent at a mutually agreed time during normal business hours and upon not less than two Business Days’ prior written notice.
8.    Information.
The Investment Adviser shall deliver to the Administrative Agent the financial statements of the Borrower Parent required by, and within the times provided in, the Credit Agreement.
9.    Compensation; Expenses.
(a)    It is acknowledged that the Investment Adviser will receive compensation for its management of assets on behalf of the Borrower Parent and its Affiliates, which includes the Portfolio, following the execution and delivery of a management agreement by and between the Investment Adviser and the Borrower Parent (the “Parent Management Agreement”) and, therefore no separate compensation is payable to the Investment Adviser hereunder.
(b)    Solely as between the Company and the Investment Adviser, the Investment Adviser shall bear all expenses arising out of the performance of its investment advisory responsibilities and duties hereunder but shall not be responsible for any expenses of the Company. Nothing herein shall be deemed to limited the Investment Adviser’s rights under the Parent Management Agreement in respect of expense reimbursement.
10.    Delegation.
The Investment Adviser may delegate to one or more third parties or Affiliates any or all of its duties under this Agreement or the duties assigned to it under the Loan Documents , provided that no delegation by the Investment Adviser of any of its duties under this Agreement shall relieve the Investment Adviser of any of its duties or obligations under this Agreement nor relieve the Investment Adviser of any liability with respect to the performance of such duties. If the Investment Adviser is to provide the Company with any service under this Agreement through Affiliates, upon request by the Administrative Agent or any Lender, the identity of such Affiliate shall be provided to the Administrative Agent or such Lender.
11.    No Partnership or Joint Venture.
The Company and the Investment Adviser are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Investment Adviser’s relation to the Company shall be deemed to be that of an independent contractor.
12.    Term.
(a)    This Agreement shall commence as of the date first set forth above and shall continue in force and effect until the first of the following occurs: (i) the satisfaction in full of the Obligations under the Credit Agreement and termination of the Lenders’ commitments thereunder; (ii) a termination pursuant to Section 12(b); and (iii) the liquidation of the Portfolio, the final distribution of the proceeds of such liquidation in accordance with the Credit Agreement and the Security Agreement and the Company having no legal or beneficial interest in any Collateral Asset.
(b)    This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by (i) the Company acting at the direction of the Borrower Parent pursuant the vote of the Board of Directors of the Borrower Parent and the vote of a majority of the Borrower Parent’s directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any party hereto, in accordance with the requirements of the Investment Company Act or (ii) the Investment Adviser. The foregoing is without prejudice to the “Credit Trigger” provisions of the Credit Agreement.
(c)    In addition, the Administrative Agent, as secured party with respect to the rights of the Company hereunder in connection with an exercise of remedies by the Administrative Agent pursuant to a “Continuing Event of Default” as defined in the Security Agreement, may terminate this Agreement.
13.    Representations and Warranties.
(a)    The Company represents and warrants to the Investment Adviser that:
(i)    this Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);
(ii)    the Company is not in in violation of any Delaware, federal or state securities law or regulation promulgated thereunder and there is no charge, investigation, action, suit or proceeding before or by any court or regulatory agency pending or, to the knowledge of the Company, threatened in writing that would, in each case, have a material adverse effect upon the performance by the Company of its duties under this Agreement;

(iii)    neither the execution and delivery of this Agreement, nor the fulfillment of the terms hereof, conflicts or results in a material breach or violation of any of the material terms or provisions, or constitutes a material default under, (A) the Organization Documents of the Company, (B) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other material agreement, obligation, condition, covenant or instrument to which the Company is a party or is bound or (C) any statute, law, decree, order, rule or regulation applicable to the Company of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having or asserting jurisdiction over the Company or its respective properties, and which, in the case of (A), (B) or (C), would have a material adverse effect upon the performance by the Company of its duties under this Agreement; and
(iv)    no consent, approval, authorization or order of or declaration or filing with, any government, governmental instrumentality or court or other person is required for the performance by either of the Company of its duties hereunder, except such as have been duly made or obtained.
(b)    The Investment Adviser represents and warrants to the Company that:
(i)    this Agreement has been duly authorized, executed and delivered by the Investment Adviser and constitutes a legal, valid and binding agreement of the Investment Adviser, enforceable against the Investment Adviser in accordance with its terms, except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);
(ii)    the Investment Adviser is not in violation of any federal or state securities law or regulation promulgated thereunder and there is no charge, investigation, action, suit or proceeding before or by any court or regulatory agency pending or, to the knowledge of the Investment Adviser, threatened in writing that would, in each case, have a material adverse effect upon the performance by the Investment Adviser of its duties under this Agreement;
(iii)    neither the execution and delivery of this Agreement, nor the fulfillment of the terms hereof, conflicts with or results in a material breach or violation of any of the material terms or provisions, or constitutes a material default under, (A) the Investment Adviser’s Organization Documents, (B) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other material agreement, obligation, condition, covenant or instrument to which the Investment Adviser is a party or is bound, or (C) any statute, law, decree, order, rule or regulation applicable to the Investment Adviser of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having or asserting jurisdiction over the Investment Adviser or its properties, and which, in the case of (A), (B) or (C), would have a material adverse effect upon the performance by the Investment Adviser of its duties under this Agreement; and
(iv)    no consent, approval, authorization or order of, or declaration or filing with, any government, governmental instrumentality or court or other person is required for the performance by the Investment Adviser of its duties hereunder, except such as have been duly made or obtained.
Each representation and warranty made or deemed to be made herein or pursuant hereto, and each indemnity provided for hereby, together with Section 29 hereof, shall survive the execution, delivery, and performance of this Agreement.
14.    Notices.

Unless expressly provided otherwise herein, all notices, requests, demands and other communications required under this Agreement shall be in writing (including by facsimile or electronic mail) and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or, in the case of facsimile notice, when received in legible form, or, in the case of electronic mail, when sent, in each case addressed and made in accordance with the Credit Agreement.
Either party may alter the address, electronic mail address or telecopy number to which communications or copies are to be sent by giving notice of such change in conformity with the provisions of this Section 14.
15.    Binding Nature of Agreement; Successors and Assigns.
Subject to Section 17, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns as provided herein.
16.    Entire Agreement and Amendment.
This Agreement, together with the Credit Agreement and the other Loan Documents, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing executed by the parties hereto.
17.    Assignment; Consent to Assignment.
(a)    The Company may not assign its rights or obligations under this Agreement to any other person or entity without the prior written consent of the Investment Adviser. Subject to Section 10 hereof, the Investment Adviser may not assign its rights or obligations under this Agreement to any other person or entity, without the prior written consent of the Company.
(b)    Each of the Investment Adviser and Company hereby consents to the assignment of this Agreement as provided in Section 2.1 of the Security Agreement.
18.    Governing Law.
THIS AGREEMENT AND ALL DISPUTES ARISING HEREFROM OR RELATING HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
19.    Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND

THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTIES ENTERING INTO THIS AGREEMENT.
20.    Submission to Jurisdiction; Venue.
With respect to any suit, action or proceedings relating to this Agreement or the Credit Agreement (“Proceedings”), each party hereto irrevocably (a) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan, (b) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object with respect to such Proceedings that such court does not have any jurisdiction over such party and (c) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement precludes the parties hereto from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.
21.    Indulgences Not Waivers.
Neither the failure nor any delay on the part of either party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
22.    Indemnification; Guarantee of Indemnification.
(a)    The Investment Adviser agrees to reimburse, indemnify and hold harmless the Company from and against any and all expense, losses, liability, claims, fines, penalties, damages, costs and expenses, (including reasonable and documented out-of-pocket fees and expenses of external counsel) and all costs and expenses of investigation suffered by the Company arising from or resulting from any fraud or bad faith of the Investment Adviser or its officers or agents; subject to the provisions of (b) below. Such indemnification shall survive the termination of this Agreement and the resignation and removal of the Investment Adviser hereunder.
(b)    Any person entitled to indemnity under Section 22(a) (an “Indemnified Party”) shall provide prompt written notice to the party obligated to provide indemnity under Section 22(a) (the “Indemnifying Party”) upon such Indemnified Party’s receipt of any claim which may give rise to any such liability, loss, cost or expense. Failure to provide such notice shall not constitute a waiver or release of Indemnifying Party’s obligation hereunder except to the extent such failure unduly prejudices Indemnifying Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such claim and appointment by the Indemnifying Party of counsel reasonably acceptable to the Indemnified Party to defend such claim, the Indemnifying Party will not be liable to such Indemnified Party under this Agreement for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such Indemnified Party in connection with the defense thereof. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and such Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) including both the Indemnifying Party and such Indemnified Party and representation of all parties by the same counsel would be inappropriate due to actual or potential conflicts between them. The Indemnifying Party shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party effects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.
(c)    For good valuable consideration, receipt and sufficiency of which is hereby acknowledged, Investment Adviser Parent hereby agrees as follows:
(i)    Investment Adviser Parent hereby absolutely, unconditionally and irrevocably guarantees, undertakes and agrees to pay and discharge any payment obligations of Investment Adviser arising under this Section 22 (but for the avoidance of doubt, not any other payment obligations of Investment Adviser under this Agreement or any other obligations of Investment Adviser) (the “Guaranteed Liabilities”). The obligations of the Investment Adviser Parent hereunder shall not be discharged or impaired or otherwise affected by the failure of the Company to assert any claim or demand or to enforce any remedy under this Agreement, by any amendment, waiver or modification of any provision of this Agreement, or by any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of the Investment Adviser Parent. The liability of the Investment Adviser Parent is not affected by liquidation (which includes without limitation official management, compromise, arrangement, merger, amalgamation, reconstruction, winding-up and dissolution, assignment for the benefit of creditors, bankruptcy or any similar procedure) of the Investment Adviser, merger or consolidation or the Investment Adviser with another entity or the Investment Adviser dissolving or ceasing to have legal existence for any other reason, or by any other circumstance (other than complete payment) that might otherwise constitute a legal or equitable discharge or defense of the Investment Adviser Parent.
(ii)    The guarantee under Section 22(c) shall constitute a guaranty of payment and not merely of collection. Such guarantee shall not be considered as satisfied or discharged by any intermediate payment or satisfaction of the whole or any part of the Guaranteed Liabilities but shall constitute and be a continuing guaranty to the Company and shall extend to cover the ultimate balance of the Guaranteed Liabilities until paid in full. Investment Adviser Parent further agrees that the guarantee under this Section 22(c) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Liabilities, or interest thereon is rescinded or must otherwise be restored or returned by the Company upon the bankruptcy, insolvency, dissolution or reorganization of the Investment Adviser.
(iii)    Investment Adviser Parent makes with respect to itself and its obligations the same representations and warranties of the Investment Adviser as are set forth in Section 13(b)(i) through (iv) hereof.
(iv)    To the fullest extent permitted by applicable law, Investment Adviser Parent agrees not to assert, and hereby waives, for the benefit of the Company, all rights (whether by counterclaim, setoff, recoupment or otherwise) and defenses, whether acquired by subrogation, assignment or otherwise, to the extent that such rights and defenses may be available to the Investment Adviser Parent to avoid payment of its obligations under this Section 22(c) in accordance with the express provisions hereof, other than (i) a defense based on prior payment or performance of the Guaranteed Liabilities in full or (ii) a defense based on the failure of a condition precedent in this Agreement. Without limitation of the foregoing, (i) the Investment Adviser Parent hereby waives presentment of any instrument, demand of payment (except as provided herein), protest and notice of non-payment or protest thereof, and any requirement that the Company exhaust any right, power or remedy or proceed against the Investment Adviser with respect to any Guaranteed Liabilities or against any other person under any other guaranty of, or security for, any of the obligations guaranteed hereunder, (ii) the Investment Adviser Parent waives any defense arising from invalidity, illegality, irregularity or unenforceability of the Guaranteed Liabilities and (iii) the Investment Adviser Parent further waives any defense not expressly set forth herein which may constitute a legal or equitable defense of its obligations hereunder.
(v)    The Investment Adviser Parent may not assign its rights nor delegate its obligations under this Section 22(c), in whole or in part, without the consent of the Administrative Agent and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of the Investment Adviser Parent’s rights and obligations hereunder in whatever form the Investment Adviser Parent determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Investment Adviser Parent’s assets and business and that assumes such obligations by contract, operation of law or otherwise.
(vi)    The Investment Adviser Parent hereby consents to the assignment of the Company’s rights under this Section 22(c) as provided in Section 2.1 of the Security Agreement.
23.    Titles Not to Affect Interpretation.
The titles of Sections and subsections of this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
24.    Execution in Counterparts.
This Agreement may be executed in counterparts by facsimile or other electronic form of communication, each of which shall be deemed to be an original as against the party whose signature appears thereon, and both of which shall together constitute one and the same instrument.
25.    Provisions Separable.
To the fullest extent permitted by Law, in case any provision in this Agreement shall be invalid, illegal or unenforceable as written, such provision shall be construed in the manner most closely resembling the apparent intent of the parties with respect to such provision so as to be valid, legal and enforceable; provided, however, that if there is no basis for such a construction, to the fullest extent permitted by Law, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and, unless the ineffectiveness of such provision destroys the basis of the bargain for one of the parties to this Agreement, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.
26.    Number and Gender.
Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
27.    Third Party Beneficiaries.
The Company and the Investment Adviser agree that the Administrative Agent and the Lenders are intended third party beneficiaries of this Agreement.

28.    Amendments.
No amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the parties hereto and, to the extent required pursuant to Section 7.12 of the Credit Agreement, with the consent of the Administrative Agent in writing (such consent not to be unreasonably withheld, delayed or conditioned). Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
29.    Non-Recourse; Non-Petition.
(a)    Notwithstanding any other provision of this Agreement to the contrary, no recourse shall be had for the payment of any amount owing in respect of this Agreement against any officer, director, employee, member, partner, stockholder or incorporator of the Company. Notwithstanding any other provision of this Agreement to the contrary, all obligations of the Company under this Agreement shall constitute limited recourse obligations of the Company payable solely from its assets and following realization of its assets and reduction thereof to zero, all obligations and all claims against the Company hereunder or arising in connection herewith shall be extinguished and shall not thereafter revive.
(b)    Notwithstanding any other provision of this Agreement to the contrary, the Investment Adviser agrees, and each third party beneficiary of this Agreement shall be deemed to have agreed, that it shall not, prior to the date which is one year (or such longer preference period as is required by applicable Law) plus one day after the satisfaction in full of all Obligations institute against, or join any other person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws, or similar laws of any jurisdiction.
(c)    Notwithstanding any other provision of this Agreement to the contrary, so long as any Obligations remain outstanding under the Credit Agreement and except as provided in or permitted by the Loan Documents, the Investment Adviser agrees that it shall not, in its capacity as a representative of the Company, engage in, seek, consent to or permit the Company to merge, dissolve, liquidate, wind-up, consolidate with or into any other Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.
The agreements in this Section 29 shall survive any termination of this Agreement

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
Company:

ACSF FUNDING I, LLC

By: American Capital ACSF Management, LLC, its designated manager

By: _/s/ Samuel A. Flax___________________
Name: Samuel A. Flax
Title: Executive Vice President and Secretary

Investment Adviser:

AMERICAN CAPITAL ACSF MANAGEMENT, LLC

By: _/s/ Samuel A. Flax_____________________
Name: Samuel A. Flax
Title: Executive Vice President and Secretary

Investment Adviser Parent (solely for purposes of Section 22(c)):

AMERICAN CAPITAL ASSET MANAGEMENT, LLC

By: _/s/ Samuel A. Flax_____________________
Name: Samuel A. Flax
Title: Executive Vice President and Secretary

Signature Page to Investment Advisory Agreement